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                                                                    Exhibit 10.8

[LOGO]                       733 THIRD AVENUE, NEW YORK, NY 10017 212 297-5600

Commonwealth Associates
INVESTMENT BANKING





Northstar Health Services, Inc.
The Atrium
665 Philadelphia Street
Indiana, PA 15701                                                June 9, 1997


Gentlemen,

     This letter, when executed by the parties hereto, will constitute an agreement between Northstar Health Services, Inc. ("Northstar" or "the Company") and Commonwealth Associates ("Commonwealth"), pursuant to which the Company agrees to retain Commonwealth and Commonwealth agrees to be retained by the Company under the following terms and conditions:

1. The Company hereby retains Commonwealth to perform advisory services related to corporate finance, capital raising, capital restructuring and mergers and acquisitions, and Commonwealth hereby accepts such retention for a term commencing on the date hereof and ending on December 31, 1997 (other than with respect to its retention under paragraphs 3(i) and (ii) below), with automatic extensions thereto unless thereafter terminated by either party with a minimum of 60 days prior written notice to the other. In this regard, and subject to the terms set forth below, Commonwealth specifically shall furnish to the Company advice and recommendations with respect to (i) the restructuring of the Company's senior indebtedness to IBJ Schroder Bank and Trust Co., including its possible acquisition or pay-out by another lending institution; (ii) the restructuring of the Company's junior indebtedness to Thomas W. Zaucha and his family partnership; (iii) the manner and timing of public or private offerings of Northstar's securities; and (iv) any inquiries received or to be made by the Company with respect to possible sales, mergers, acquisitions or business combinations.

2. As compensation for the services described in paragraph 1 above the Company shall issue to Commonwealth, at the execution hereof, as an initial non-refundable retainer fee, five year warrants, in a form designated by Commonwealth and acceptable to the Company, to purchase up to 100,000 shares of the Company's Common Stock, at a strike price equal to 120% of the average closing bid price of the Company's Common Stock for the five preceding business days. As additional compensation the Company shall pay monthly non-refundable cash retainer payments of $6,500 payable on the first day of each month starting on July 1, 1997. In addition, the exercise price of the 87,500 warrants to purchase


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     shares of the Company's Common Stock issued to Commonwealth Associates and certain of its directors, officers, and employees in connection with the Company's public offering of Common Stock in May 1995 shall be reset to the same exercise price as above. Commonwealth also shall receive from the Company the following incentive compensation:

     (i) Upon successful completion of the restructuring of the Company's senior indebtedness a cash fee equal to 1.5% of the principal amount restructured; and

     (ii) Upon successful completion of the restructuring of the Company's junior indebtedness a cash fee equal to .5% of the principal amount restructured. However, should Commonwealth Associates arrange or provide services in connection with a third party financing, a cash fee equal to 1.5% of the principal amount shall be due and payable at the closing of such financing.

   3. (i) In the event that the Company engages in a sale to or a merger or combination with another entity having an actual or implied value of greater than $10 million (value being defined as the sum of all consideration to be exchanged or offered to Northstar and/or its shareholders, including but not limited to cash, securities, assumption of debt and deferred and/or contingent payments), Commonwealth shall act as the Company's investment banker in any such transaction and shall receive the following cash fees upon its closing:

          o 1.5% of the value of the transaction up to and including $50 million;

          o 1.125% of any value in excess of $50 million up to and including $100 million; and

          o  0.75% of any value in excess of $100 million.

     (ii) In the event that the Company engages in an acquisition or the purchase of assets of another company having an actual or implied value of greater than $10 million, Commonwealth shall act as the Company's investment banker in any such transaction and shall receive the following cash fees upon its closing:

          o  2.25% of the first $25 million value of the transaction;

          o  1.5% of the second $25 million value of the transaction; and

          o  0.75% of any value in excess of $50 million.

     Commonwealth's rights under these paragraphs 3(i) and (ii) shall survive the expiry of this agreement by a period of nine months.

4. In the event that the Company engages in a transaction or transactions to issue its securities (whether publicly or privately), Commonwealth shall have the right of first negotiation to lead-manage or co-manage any such transaction on terms and conditions to be mutually agreed with the Company.




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5.   The Company will reimburse Commonwealth, monthly in arrears, for
     Commonwealth's reasonable expenses incurred in the performance of its duties and Commonwealth shall account for such expenses to the Company setting forth in reasonable detail the amount and reason for such cost or expense.

6. All obligations of Commonwealth contained herein shall be subject to Commonwealth's reasonable availability for such performance, in view of the nature of the requested service and the amount of notice received. Commonwealth shall devote time and effort to the performance of its duties hereunder as Commonwealth shall determine is reasonably necessary for such performance. Commonwealth may look to others for information, investment recommendations, economic advice and/or research, upon which to base its advice to the Company hereunder, as it shall deem appropriate. The Company shall furnish to Commonwealth all information relevant to the performance by Commonwealth. In the event that the Company fails to furnish any such material or information when reasonably requested by Commonwealth and thus prevents or impedes Commonwealth's performance hereunder, any inability of Commonwealth to perform shall not be a breach of its obligations

7. Commonwealth will hold, and will use its commercially reasonable efforts to cause its officers, directors, employees, consultants, advisors, and agents to hold in confidence any confidential information which the Company provides to Commonwealth pursuant to this Agreement. Commonwealth may disclose such information to its officers, directors, employees, consultants, advisors, and agents, in connection with the services to be rendered as contemplated by this Agreement, so long as such persons are informed by Commonwealth of the confidential nature of such information and are directed by Commonwealth to treat such information confidentially in accordance herewith. Notwithstanding the forgoing, Commonwealth shall not be required to maintain confidentiality with respect to information (i) which is or becomes part of the public domain; (ii) of which Commonwealth had independent knowledge prior to disclosure to it by the Company; (iii) which comes into the possession of Commonwealth in the normal and routine course of its own business from and through independent non-confidential sources; or (iv) which is required to be disclosed by Commonwealth by governmental requirements. If Commonwealth is requested or required (by oral questions, interrogatories, requests of information document subpoenas, civil investigative demands, or similar process) to disclose any confidential information supplied to it by the Company, or its representatives. Commonwealth shall, unless prohibited by law, promptly notify the Company of such request(s) so that the Company may seek an appropriate protective order.

8. The Company agrees to the indemnification and other agreements set forth in the Indemnification Agreement attached hereto, the provisions of which are incorporated herein reference and shall survive the termination, expiration per supercession of this Agreement.

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9.   This Agreement may not be transferred, assigned or delegated by any of the parties hereto without the prior written consent of the other party hereto.

10. Any notice hereunder shall be sent to the Company and to Commonwealth at their respective addresses set forth above. Any notice shall be given by hand delivery, facsimile transmission or overnight delivery or courier service, against receipt thereof, and shall be deemed to have been given when received. Either party may designate any other address to which notice shall be given, by giving written notice to the other of such change of address.

11. This Agreement has been made in the State of New York and shall be construed and governed in accordance with the laws as thereof without giving effect to principles governing conflicts of law.

12. This Agreement contains the entire agreement between the parties and, may not be altered or modified, except in writing and signed by each party.

13. In the event any dispute exists hereunder, the prevailing party shall be able to recover form the other party its legal fees and expenses in addition to any other recovery in such litigation or arbitration. The parties hereto agree to arbitrate any such dispute hereunder in New York City, State of New York (site of Commonwealth's primary office) in accordance with the standards of the AAA.

     If you are in agreement with the foregoing, please execute two copies of this letter in the space provide below and return them undersigned.

                                             Yours sincerely,
                                         COMMONWEALTH ASSOCIATES



        /s/ MICHAEL R. LYALL                 /s/ ANDRES V. BELLO
        ------------------------             -------------------
        Michael R. Lyall                     Andres V. Bello
        Senior Managing Director             Managing Director



                            [Signature page follows)


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By: Commonwealth Associates Management, Inc
    as General Partner

By:      /s/ BASIL ASCIUTTO
-----------------------------------------
Title:   C.O.O.
Name:    Basil Asciutto




Agreed to and accepted as of this date
NORTHSTAR HEALTH SERVICES, INC.


By:      /s/ THOMAS W. ZAUCHA
-----------------------------------------
Name:    Thomas W. Zaucha
Title:   Chairman & Chief Executive Officer



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                        NORTHSTAR HEALTH SERVICES, INC.
                                   THE ATRIUM
                            665 PHILADELPHIA STREET
                               INDIANA, PA 15701


Commonwealth Associates                                          June 9, 1997
733 Third Avenue
New York, NY 10017


Gentlemen:

     This letter will confirm that we have engaged Commonwealth Associates, to advise and assist us in connection with the matters referred to in our letter agreement June 9, 1997 (the "Engagement Letter"). In consideration of your agreement (the "Agreement") to act on our behalf in connection with such matters, we agree to indemnify and hold harmless you and your affiliates and you and your respective officers, directors, employees and agents and each other person, if any, controlling you or any of your affiliates (you and each such other person being an "Indemnified Person") from and against any losses, claims, damages or liabilities related to, arising out of or in connection with the engagement (the "Engagement") under the Engagement Letter, and will reimburse each Indemnified Person for all expenses (including, to the extent set forth below, reasonable fees and expenses of counsel) as they are incurred in connection with investigating, preparing, pursuing or defending any action, claim, suit, investigation or proceeding related to, arising out of or in connection with the Engagement, whether or not pending or threatened and whether or not any Indemnified Person is a party. Promptly after receipt by an Indemnified Person of the commencement of any such action, such Indemnified Person will, if a claim in respect thereof is to be made against us hereunder, notify us of the commencement thereof; but the failure to so notify us will not relieve us from liability except to the extent of actual prejudice caused thereby. Upon such notification, we shall be entitled to participate in the action and, upon notice thereof to the Indemnified Person, to assume the defense thereof with counsel of our choice reasonably satisfactory to you who may, except in the case of manifest conflict, be counsel to us and other parties similarly situated, whereupon we will not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by such Indemnified Person in connection with the defense thereof other than reasonable costs of investigation. We will not, however, be responsible for any losses, claims, damages or liabilities (or expenses relating thereto) that are finally judicially determined to have resulted from the bad faith or gross negligence of any Indemnified Person. We also agree that no Indemnified Person shall have any liability, (whether direct or indirect, in contract or tort or otherwise), to us for or in connection with the Engagement, except for any such liability for losses, claims, damages or liabilities incurred by us that are finally judicially determined to have resulted from gross negligence or recklessness of such Indemnified Person.

     We will not, without your prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit or


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proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination includes a release of each Indemnified Person from any liabilities arising out of such action, claim, suit or proceeding. No Indemnified Person seeking indemnification, reimbursement or contribution under this agreement will, without our prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit, investigation or proceeding referred to in the preceding paragraph.


     If the indemnification provided for in the first paragraph of this agreement is judicially determined to be unavailable (other than in accordance with the third sentence of the first paragraph hereof) to an Indemnified Person in respect of any losses, claims, damages or liabilities referred to herein, then, in lieu of indemnifying such Indemnified Person hereunder, we shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (and expenses relating thereto)
(i) in such proportion as is appropriate to reflect the relative benefits to you, on the one hand, and us, on the other hand, of the Engagement or (ii) if the allocation provided by clause (i) above is not available, in such proportion as is appropriate to reflect not only the relative benefits referred to in such clause (i) but also the relative fault of each of you and us, as well as any other relevant equitable considerations; provided, however, in no event shall your aggregate contribution to the amount paid or payable exceed the aggregate amount of cash fees actually received by you under the Engagement Letter. For the purposes of this Agreement, the relative benefits to us and you of the Engagement shall be deemed to be in the same proportion as: (a) the total value paid or contemplated to be paid or received or contemplated to be received by us or our shareholders, as the case may be, in the transaction or transactions by you that are the subject of the Engagement, whether or not any such transaction is consummated, bears to (b) the cash fees paid or to be paid to you under the Engagement Letter in respect of such transaction or transactions.

     The provisions of this Agreement shall apply to the Engagement and any modification thereof and shall remain in full force and effect regardless of any termination or the completion of your services under the Engagement Letter.

     This Agreement and the Engagement Letter shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be performed in that state.

                               Very truly yours,

                        Northstar Health Services, Inc.,

                              /s/ THOMAS W. ZAUCHA
                      -----------------------------------
                                Thomas W. Zaucha
                      Chairman & Chief Executive Officer




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